Exhibit 99.1

May 8, 2020

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. COMPLETES SALE OF SHUTTLE BUS BUSINESSES

Milwaukee, Wis.--(BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicle brands, announced today that it has completed the sale of its two shuttle bus businesses to Forest River effective May 8, 2020. Proceeds from the sale will be used to pay down outstanding borrowings under the company's ABL debt facility. Financial details have been described within a Current Report on Form 8-K that is being filed with the SEC today.

“We continue to review our businesses and align the portfolio to achieve our strategic objectives and create shareholder value,” said Rod Rushing, President and Chief Executive Officer. “The divestiture of our shuttle bus business provides an opportunity to improve our portfolio profitability, reduce debt and renew our focus on reducing our leverage.  We are committed to improving our operations to achieve best-in-class performance in each of our business segments. I appreciate the hard work and dedication of our shuttle business employees and wish them success,” concluded Rushing.

About REV Group

REV Group (REVG) is a leading designer, manufacturer, and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base, primarily in the United States, through three segments: Fire & Emergency, Commercial, and Recreation. We provide customized vehicle solutions for applications, including essential needs for public services (ambulances, fire apparatus, school buses, and transit buses), commercial infrastructure (terminal trucks, industrial sweepers, transportation services) and consumer leisure (recreational vehicles and ‘RVs’). Our diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG.

Investors-REVG

Investor Contact

Drew Konop

VP, Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

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